Exhibit 4.3

NUMBER		SHARES
0	Incorporated under the laws of the State of Delaware

Hertz Global Holdings, Inc.

2,000,000,000 Shares $.01 Par Value
Common Stock

This is to certify that SPECIMEN is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of
Hertz Global Holdings, Inc.

transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.
Dated